Exhibit 10.02

OPTION AGREEMENT

THIS OPTION AGREEMENT (hereinafter referred to as the “Agreement”), is entered into as of this 14th day of April, 2010, by and between ONE Bio, Corp., a Florida corporation (the “ONE” or the “Company”) and Green Planet Bioengineering Co., Ltd., a Delaware corporation (“GP”) (collectively referred to as the “Parties” and individually as a “Party”).

W I T N E S S E T H:

WHEREAS, GP owns Fifty Thousand (50,000) shares of Common Stock of Elevated Throne Overseas Ltd., a British Virgin Islands company (“Elevated Throne” and the “Elevated Throne Shares”), which represents 100% of the issued and outstanding shares of capital stock of Elevated Throne; and

WHEREAS, on or about September 1, 2009, the Parties entered into that certain Convertible Note Purchase Agreement (the “Convertible Note Purchase Agreement”) pursuant to which GP issued to ONE its 10% Convertible Bridge Loan Note Due September 1, 2010, in the principal amount of $300,000 (the “$300,000 Note”) (the Convertible Note Purchase Agreement and the $300,000 Note are hereinafter jointly referred to as the $300,000 Loan to GP”) and on or about June 22, 2009, ONE funded $50,000 of the $300,000 Note and on or about August 31, 2009, ONE funded the $250,000 balance of the $300,000 Note; and

WHEREAS, on or about January 19, 2010, ONE provided a loan to Elevated Throne in the aggregate principal amount of USD $1,700,000 (the “Elevated Throne Investment”); and

WHEREAS, ONE desires to obtain an option from GP and GP desires to grant to ONE an option pursuant to which ONE shall have the option to acquire all of the Elevated Throne Shares upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE OF GP COMMON STOCK

1.1           Grant of Option to Purchase Elevated Throne Shares.   GP hereby irrevocably grants to ONE the option and right (the “Option”)  to purchase from GP the Elevated Shares for the Consideration as defined in Section 1.2 hereof subject to the prior approval of such transaction (the “Transaction”) by the GP shareholders (the “GP Shareholders”) which purchase shall be effective as of the Closing Date as defined in Section 1.5 hereof.

1.2           The Consideration for purchase of the Elevated Throne Shares.  The Parties hereby agree, acknowledge and confirm that the consideration (“Consideration”) for the sale, transfer and assignment by GP to ONE of the Elevated Throne Shares shall be comprised of the following:

(i)  the conversion by ONE of the $1,700,000 Elevated Throne Investment to a$1,700,000 equity investment in Elevated Throne which the parties hereby agree shall automatically be effective and occur as of the date of the approval of the Transaction by the GP Shareholders; and

(ii)  the conversion of the $300,000 Loan to GP into a $300,000 equity investment by ONE in Elevated Throne which the Parties hereby agree shall automatically be effective and occur as of the date of the approval of the Transaction by the GP Shareholders; and

(iii)  the cancellation of the Agreement and all ancillary documents evidencing the $1,700,000 Elevated throne Investment which cancellation shall automatically be effective and occur as of the date of the approval of the Transaction by the GP Shareholders; and

(iv)  the cancellation of the Convertible Note Purchase Agreement and the $300,000 Note which cancellation shall automatically be effective and occur as of the date of the approval of the Transaction by the GP Shareholders.

1.3           Legend.  The Parties agree and understands that until such time as the Elevated Throne Shares have been registered under the 1933 Act, the certificates representing the Throne Shares shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (i) IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (ii) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

1.4           Exercise of Option; Approval of the GP Shareholders.  To exercise the Option, ONE shall provide written notice to GP that ONE has elected to exercise the Option.  Upon receipt by GP of such written notice of ONE’s election to exercise the Option, GP shall take the following actions:

(i)  GP shall as soon as practical (but in no event later than 15 days) after receipt of the written notice from ONE that ONE has elected to exercise the Option, cause to be prepared and filed with the SEC and sent to the GP Shareholders an information statement regarding the approval of the Transaction; and

(ii)  GP shall in accordance with the General Corporation Law of Delaware provide to the GP shareholders written notice of the proposed Transaction and the action to be taken by the GP Shareholders to approve the Transaction; and

(iii)  upon the approval of the Transaction by the GP Shareholders, GP shall provide to ONE written notice of (a) such approval and (b) the closing of the Transaction.

1.5           Closing.  Upon the approval of the Transaction by the GP Shareholders, without any further action by the Parties, the following actions shall automatically be taken:  the $1,700,000 Elevated Throne Investment shall automatically be converted into a $1,700,000 equity investment in Elevated Throne; the $300,000 Loan to GP shall automatically be converted into a $300,000 equity investment in Elevated Throne; the Agreement and all ancillary documents evidencing the $1,700,000 Elevated Throne Investment shall automatically be cancelled; and Convertible Note Purchase Agreement and the $300,000 Note shall automatically be cancelled.  Also simultaneously with the approval of the Transaction by the GP shareholders the closing of the Transaction (the "Closing") shall take place at the offices of Arnstein & Lehr, LLP (the “Closing Date”).

1.6           Closing Events.  At the Closing, each of the Parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, agreements, resolutions, schedules, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the other Parties hereto and their respective legal counsel in order to effectuate or evidence the Transaction.  If agreed to by the Parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by e-fax, fax, email and/or express courier.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF GP

As an inducement to, and to obtain the reliance of ONE, GP represents, warrants and covenants as follows:

2.1           Organization.  GP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  A certified copy of the Articles of Incorporation and bylaws of GP are attached hereto as Schedule 2.1.  GP has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement (“Transactions”) in accordance with the terms hereof will not, violate any provision of GP’s organizational documents.  GP has taken all action required by laws, its articles of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. GP has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of Incorporation, and otherwise to consummate the Transactions.  GP shall receive a certificate of good standing from the Secretary of State of the State of Delaware, dated as of a date within ten days prior to the Closing Date certifying that GP is in good standing as a corporation in the State of Delaware.

2.2           Capitalization of Elevated Throne.  Elevated Throne has a total of 50,000 issued and outstanding shares of common stock, each of which is legally issued, fully paid, and non-assessable.  All such shares of Elevated Throne common stock are held of record by the GP.  Elevated Throne has no other capital stock, warrants, options, or other securities convertible into shares of Elevated Throne capital stock, outstanding other than the Elevated Throne common stock.  Also, Elevated Throne has neither effected, nor fixed any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in Elevated Throne's Common Stock between June 30, 2009 and the date of this Agreement and the Closing Date.

2.3           Taxes.

(a)           GP has filed and has caused Elevated Throne to file all Federal, state and local tax returns required to be filed by it from its respective inception to the date hereof and the Closing Date.  All such returns are complete and accurate in all material respects.

(b)           As of the date hereof and as of the Closing Date, GP and Elevated Throne have no liabilities with respect to the payment of Federal, state, county, local, or other taxes, including any deficiencies, interest, or penalties (collectively "Taxes"), except for taxes accrued but not yet due and payable, for which GP or Elevated Throne may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)           As of the date hereof and as of the Closing Date, no deficiency for any Taxes has been proposed, asserted or assessed against GP or Elevated Throne.  There has been no Tax audit, nor has there been any notice to GP or Elevated Throne by any taxing authority regarding any such Tax audit, or, to the knowledge of GP or Elevated Throne, is any such Tax audit threatened with regard to any Taxes or GP or Elevated Throne tax returns.  GP and Elevated Throne do not expect the assessment of any additional Taxes on GP or Elevated Throne for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for Taxes of GP or Elevated Throne.

(d)           The books and records, financial and otherwise, of GP and Elevated Throne are and as of the Closing Date shall in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4           Information.  The information concerning GP and Elevated Throne set forth in this Agreement and the schedules hereto is and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

2.5           Absence of Certain Changes or Events.  Except as set forth in this Agreement or the schedules hereto, since June 30, 2009, there has not been (i) any material adverse change in the business, operations, financial condition, or prospects of GP or Elevated Throne; or (ii) any damage, destruction, or loss to GP or Elevated Throne (whether or not covered by insurance) materially and adversely affecting the business, operations, financial condition, or prospects of GP or Elevated Throne;

2.6           Litigation and Proceedings.  As of the date hereof and as of the Closing Date, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of GP or Elevated Throne, threatened by or against GP or Elevated Throne, or affecting GP or Elevated Throne, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.7           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the Transactions will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which GP or Elevated Throne is a party or to which any of its properties or operations are subject.

2.8           Compliance With Laws and Regulations.  To the best of its knowledge, GP has complied and has caused Elevated Throne to comply with all applicable statutes and regulations of any Federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, financial condition, or prospects of GP or Elevated Throne or except to the extent that noncompliance would not result in the incurrence of any material liability.

2.9           Approval of Agreement.  The board of directors of GP (the “GP Board”) has authorized the execution and delivery of this Agreement by GP and has approved the Transaction.  Copies of said consent resolutions are attached hereto as Schedule 2.9.

2.10           Title and Related Matters.  As of the date hereof and as of the Closing Date, GP and Elevated Throne each has and shall have good and marketable title to all of its properties, interest in properties, and assets, real and personal, (except properties, interest in properties, and assets sold or otherwise disposed of in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except.

2.11           Brokers.  GP has not entered into any contract with any person, firm or other entity that would obligate GP or Elevated Throne or ONE to pay any commission, brokerage or finders’ fee in connection with the Transaction.

2.12           Full Disclosure. There is no fact actually known to GP that would reasonably be expected to materially and adversely affect the ability of GP to perform its obligations pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ONE

As an inducement to, and to obtain the reliance of GP, ONE represents and warrants as follows:

3.1           Organization.  ONE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. A certified copy of the Articles of Incorporation and bylaws of ONE are attached hereto as Schedule 3.1.  ONE has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the Transactions in accordance with the terms hereof will not, violate any provision of ONE’s organizational documents.  ONE has taken all action required by laws, its articles of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. ONE has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of Incorporation, and otherwise to consummate the Transactions.  ONE shall receive a certificate of good standing from the Secretary of State of the State of Florida, dated as of a date within ten days prior to the Closing Date certifying that ONE is in good standing as a corporation in the State of Florida.

3.2           Information.  The information concerning ONE set forth in this Agreement and the schedules hereto is and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

3.3           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the Transaction will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which ONE is a party or to which any of its properties or operations are subject.

3.4           Compliance With Laws and Regulations.  To the best of its knowledge, ONE has complied with all applicable statutes and regulations of any Federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, financial condition, or prospects of ONE or except to the extent that noncompliance would not result in the incurrence of any material liability.

3.5           Approval of Agreement.  The board of directors of ONE (the “ONE Board”) has authorized the execution and delivery of this Agreement by ONE and has approved the Transaction.  Copies of said consent resolutions are attached hereto as Schedule 3.5.

3.6           Brokers.  ONE has not entered into any contract with any person, firm or other entity that would obligate ONE or ONE to pay any commission, brokerage or finders’ fee in connection with the Transaction.

3.7           Full Disclosure. There is no fact actually known to ONE that would reasonably be expected to materially and adversely affect the ability of ONE to perform its obligations pursuant to this Agreement.

ARTICLE IV
INDEMNIFICATION

4.1           Indemnification.

(a)           GP hereby agrees to indemnify ONE and each of its officers and directors from and against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based upon any breach by GP of any of its representations, warranties, or covenants as set forth in this Agreement.

(b)           ONE hereby agrees to indemnify GP and each of its officers and directors from and against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on breach by ONE of any of its representations, warranties, or covenants as set forth in this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF ONE

The obligations of ONE under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1           Accuracy of Representations; Performance.  The representations and warranties made by GP in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and GP shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by GP prior to or at the Closing.

5.2           Officer’s Certificate.  ONE shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of GP confirming that the conditions set forth in Section 5.1 have been satisfied.

5.3           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the business, operations, financial condition, or prospects of GP or Elevated Throne, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the business, operations, financial condition, or prospects of GP or Elevated Throne.

5.4           Good Standing.  ONE shall have received a certificate of good standing from the (i) Secretary of State of the State of Delaware, dated as of a date within ten days prior to the Closing Date certifying that GP is in good standing as a corporation in the State of Delaware and (ii) the appropriate authority in the British Virgin Islands, dated as of a date within ten days prior to the Closing Date certifying that Elevated Throne is in good standing as a corporation in the British Virgin Islands.

5.5           Other Items.

(a)           ONE shall have received such further documents, certificates, or instruments relating to the Transactions as ONE may reasonably request.

(b)           ONE shall have completed, and shall be satisfied with, in its sole discretion, its due diligence review of GP.

(c)           The Transactions shall have been approved by the GP Board of Directors.

(d)           Any necessary third-party consents shall be obtained prior to Closing.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF GP

The obligations of GP under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1           Accuracy of Representations; Performance.  The representations and warranties made by ONE in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and ONE shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by ONE prior to or at the Closing.

6.2           Officer’s Certificate.  GP shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of ONE confirming that the conditions set forth in Section 6.1 have been satisfied.

6.3           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the business, operations, financial condition, or prospects of ONE nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the business, operations, financial condition, or prospects of ONE.

6.4           Good Standing.  GP shall have received a certificate of good standing from the Secretary of State of the State of Delaware, dated as of a date within ten days prior to the Closing Date certifying that ONE is in good standing as a corporation in the State of Delaware.

6.5           Other Items.

(a)           GP shall have received such further documents, certificates, or instruments relating to the Transactions as GP may reasonably request

(b)           GP shall have completed, and shall be satisfied with, in its sole discretion, its due diligence review of ONE.

(b)           The Transactions shall have been approved by ONE's Board of Directors.

ARTICLE VII
TERMINATION

7.1           Termination.  (a)     This Agreement may be terminated by either the GP Board or the ONE Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the Transaction and which, in the judgment of such Board of Directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or (ii) the Transaction is  disapproved by any regulatory authority whose approval is required to consummate such Transactions or in the judgment of such Board of Directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder.

        (b)     This Agreement may be terminated at any time prior to the Closing by action of the ONE Board if GP shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of GP contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to GP. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

        (c)     This Agreement may be terminated at any time prior to the Closing by action of the GP Board if ONE shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of ONE contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to ONE.  If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

ARTICLE VIII
MISCELLANEOUS

8.1           Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of Florida, without regard to its choice of law principles.

8.2           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3           Expenses.  Except as otherwise set forth herein, each Party shall bear its own costs and expenses associated with the Transactions contemplated by this Agreement.

8.4           Schedules; Knowledge.  Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.

8.5           Third Party Beneficiaries.  This contract is solely between ONE and GP and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.6           Entire Agreement.  This Agreement represents the entire agreement between the Parties relating to the Transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.7           Survival.  The representations and warranties of the respective Parties shall survive the Closing Date and the consummation of the Transactions.

8.8           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, notwithstanding that all parties are not signatory to the same counterpart.  The exchange of copies of this Agreement and of signature pages by electronic mail or facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes.

8.9           Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

8.10           Further Assurances.  Each Party to this Agreement shall take all such actions reasonably necessary to effectuate the terms and conditions of this Agreement and the Transactions set forth herein.

8.11           Assignment.  Subject to any provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns; provided, however, that no Party may assign this Agreement without the prior written consent of the other Parties.

8.12           Severability.  In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall remain in full force and effect, enforceable in accordance with its terms.

[THE EXECUTIONS ARE ON THE FOLLOWING SIGNATURE PAGE]

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SIGNATURE PAGE OF THAT CERTAIN OPTION AGREEMENT ENTERED INTO AS OF APRIL 14, 2010, BY AND BETWEEN ONE BIO, CORP. AND
GREEN PLANET BIOENGINEERING CO., LTD.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above-written.

ONE BIO, CORP.
By:	/s/ Marius Silvasan
Marius Silvasan, CEO

GREEN PLANET BIOENGINEERING CO., LTD.
By:	/s/ Min Zhao
Min Zhao, CEO